 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

____________________

Date of report (Date of earliest event reported): November 19, 2018

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

DSM Agreements

On November 19, 2018, Amyris, Inc. (the “Company”) entered into certain agreements (the “Agreements”) with affiliates of Koninklijke DSM N.V. (collectively, “DSM”), a commercial partner of the Company and an owner of greater than five percent of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”), with the right to designate two members of the Company’s Board of Directors. The Agreements provide for additional production capacity for the Company’s new sweetener product at DSM’s manufacturing facility located in Brotas, Brazil. In consideration of certain agreements by DSM set forth in the Agreements, including dedicated time and labor to operate the facility to manufacture Company products and an extension of the current supply agreement between the Company and DSM to help ensure the Company has the necessary capacity to meet customer demand through the end of 2022, the Company has agreed to provide DSM consideration in the form of cash and shares of Common Stock. The terms of the Agreements are further described below and in the exhibits filed herewith.

Securities Purchase Agreement

On November 19, 2018, the Company and DSM entered into a securities purchase agreement (the “SPA”), pursuant to which the Company agreed to issue 1,643,991 shares of Common Stock (the “Shares”) to DSM in consideration of certain agreements of DSM set forth in the Supply Agreement Amendment (as defined below). The SPA contains customary representations, warranties and covenants of the parties. In addition, the Company agreed to file a registration statement providing for the resale by DSM of the Shares and to use commercially reasonable efforts to (i) cause such registration statement to become effective within 181 days following the date of the SPA and (ii) keep such registration statement effective until DSM does not own any Shares or the Shares are eligible for resale under Rule 144 without regard to volume limitations. The Shares were issued on November 20, 2018 in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated under the Securities Act (“Regulation D”), without general solicitation, made only to and with “accredited investors” as defined in Regulation D. No underwriters or agents were involved in the offering or issuance of the Shares.

Supply Agreement Amendment

On November 19, 2018, the Company and DSM entered into Amendment No. 1 to the Supply Agreement, dated December 28, 2017 (the “Supply Agreement”), by and between the Company and DSM. Under the Supply Agreement, DSM agreed to manufacture and supply to the Company certain products useful in the Company’s business, at prices and on production and delivery terms and specifications set forth in the Supply Agreement, which prices are based upon DSM’s manufacturing cost plus an agreed margin. The Supply Agreement originally provided that it would expire (i) with respect to non-farnesene related products, on the date that the Company’s planned new specialty ingredients manufacturing facility in Brazil is fully operational and meets its production targets, but in any event no later than December 31, 2021 and (ii) with respect to farnesene related products, on December 28, 2037, subject in each case to earlier termination in certain circumstances. Pursuant to Amendment No. 1 to the Supply Agreement (the “Supply Agreement Amendment”), (i) the outside expiration date of the Supply Agreement with respect to non-farnesene related products was extended to December 31, 2022, with specified pricing terms added for products manufactured during 2022, (ii) DSM committed to produce certain non-farnesene related products for the Company for two months of each calendar year during the term of the Supply Agreement and (iii) the Company agreed to (A) pay DSM a cash reservation fee in the total amount of $17.3 million, payable in installments during 2018 and 2019, (B) issue the Shares to DSM and (C) pay DSM a cash fee of $7.3 million, payable on or before March 29, 2019, plus, if the closing price of the Common Stock on the trading day immediately preceding the date of such payment is less than $4.41 per share, an amount equal to such deficiency multiplied by 1,643,991.

Letter Agreement

On November 19, 2018, the Company and DSM entered into a letter agreement (the “Letter Agreement”), pursuant to which, in consideration of the agreements of DSM set forth in the Supply Agreement Amendment, the Company agreed (i) to cause the removal of certain existing liens on intellectual property owned by the Company and licensed to DSM and (ii) if such liens are not removed prior to December 15, 2018, to issue to DSM shares of Common Stock with a value equal to $5,000,000. The Company expects to issue such shares, if required, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act, without the involvement of any underwriters or agents.

The foregoing description of the SPA and the Letter Agreement is a summary and is qualified in its entirety by reference to the SPA and the Letter Agreement, which are filed hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above under the headings “Securities Purchase Agreement” and “Letter Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Securities Purchase Agreement, dated November 19, 2018, by and between the Company and DSM International B.V.
10.2	Letter Agreement, dated November 19, 2018, by and between the Company and DSM Nutritional Products Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: November 26, 2018	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer